                                                                    EXHIBIT 99.4

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the consummation of the IMS Acquisition. The unaudited pro forma combined balance sheet as of June 30, 2001 set forth below presents the financial position of ACS as if the IMS Acquisition had occurred on June 30, 2001. The unaudited pro forma combined statement of income for the fiscal year ended June 30, 2001 set forth herein presents the results of operations of ACS for such period as if the IMS Acquisition had occurred on July 1, 2000. The unaudited pro forma combined balance sheet as of June 30, 2001 combines, with appropriate adjustments, ACS' audited consolidated balance sheet as of June 30, 2001 and IMS' unaudited consolidated balance sheet as of June 30, 2001. The unaudited pro forma combined statement of income for the fiscal year ended June 30, 2001 combines, with appropriate adjustments, ACS' audited consolidated results of operations for the fiscal year ended June 30, 2001 and IMS' unaudited consolidated results of operations for the twelve months ended June 30, 2001. IMS' unaudited consolidated results of operations for the twelve months ended June 30, 2001 were obtained by adding the unaudited six months ended June 30, 2001 to the audited twelve months ended December 31, 2000 and deducting the unaudited six months ended June 30, 2000. Certain reclassifications were made to conform IMS' historical financial statements to ACS' historical financial statements.

The acquisition by ACS of IMS was completed on August 24, 2001. As such, the unaudited pro forma combined financial statements reflect the application of Statement of Financial Accounting Standard ("SFAS") No. 141 "Business Combinations" to this transaction. SFAS No. 141 applies to all business combinations consummated after June 30, 2001 and requires the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized apart from goodwill. ACS also adopted SFAS No. 142 "Goodwill and Other Intangible Assets" effective July 1, 2001. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment annually. Therefore, no amortization of goodwill and indefinite lived intangible assets arising from the IMS Acquisition has been reflected in the unaudited pro forma combined statement of income.

The unaudited pro forma combined financial statements have been prepared on the basis of preliminary assumptions and estimates. The pro forma adjustments represent ACS' preliminary determinations of these adjustments and are based on available information and certain assumptions ACS considers reasonable under the circumstances. Final amounts could differ from those set forth herein and are subject to finalization of a third party valuation. The unaudited pro forma combined financial statements may not be indicative of the results of operations that would have been achieved if the IMS Acquisition had been effected on the dates indicated or which may be achieved in the future. The unaudited pro forma combined financial statements and notes thereto should be read in conjunction with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the annual consolidated financial statements of ACS and IMS appearing in ACS' Annual Report on Form 10-K or elsewhere herein.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF JUNE 30, 2001
                                 (IN THOUSANDS)



                                                         HISTORICAL                       PROFORMA
                                                 --------------------------    -----------------------------------
                                                     ACS            IMS        ADJUSTMENTS              COMBINED
                                                 -----------    -----------    -----------             -----------

    ASSETS
Current Assets:
     Cash and cash equivalents                   $   242,458    $    11,956    $  (240,954)(a)(d)      $    13,460
     Accounts receivable, net                        472,042        107,280             --                 579,322
     Inventory                                         8,591          8,139             --                  16,730
     Prepaid expenses and other current assets        77,572          3,992             --                  81,564
     Deferred taxes                                    8,952             --             --                   8,952
                                                 -----------    -----------    -----------             -----------
         Total current assets                        809,615        131,367       (240,954)                700,028

Property and equipment and software, net             237,563         98,393        (18,393)(c)             317,563
Goodwill, net                                        697,760         17,899        612,428(c)            1,328,087
Other intangibles, net                                97,160            843         96,000(c)              194,003
Long-term investments and other assets                49,589         41,722        (39,150)(c)(d)           52,161
                                                 -----------    -----------    -----------             -----------
           Total assets                          $ 1,891,687    $   290,224    $   409,931             $ 2,591,842
                                                 ===========    ===========    ===========             ===========

    LIABILITIES AND STOCKHOLDERS'  EQUITY

Current Liabilities
     Accounts payable                            $    40,265    $    40,008    $        --             $    80,273
     Accrued compensation and benefits                82,043         20,701             --                 102,744
     Other accrued liabilities                       126,875          7,470         19,500(b)(c)(e)        153,845

     Income taxes payable                              7,742             --             --                   7,742
     Current portion of long-term debt                 3,362             26             --                   3,388
     Current portion of unearned revenue              20,765         16,450             --                  37,215
                                                 -----------    -----------    -----------             -----------
     Total current liabilities                       281,052         84,655         19,500                 385,207

Convertible notes                                    546,927             --             --                 546,927
Long-term debt                                       102,386             --        596,000(a)              698,386
Due to Parent                                             --        226,456       (226,456)(d)                  --
Deferred taxes                                        55,601             --             --                  55,601
Other long-term liabilities                           20,206             --             --                  20,206
                                                 -----------    -----------    -----------             -----------
     Total liabilities                             1,006,172        311,111        389,044               1,706,327
                                                 -----------    -----------    -----------             -----------
Commitments and contingencies

Stockholders' equity:
  Common Stock                                           506             --             --                     506
  Additional paid-in capital                         350,767        (20,887)        20,887(f)              350,767
  Retained earnings                                  534,374             --             --                 534,374
  Accumulated other comprehensive income, net           (132)            --             --                    (132)
                                                 -----------    -----------    -----------             -----------
    Total stockholders' equity                       885,515        (20,887)        20,887                 885,515
                                                 -----------    -----------    -----------             -----------

    Total liabilities and stockholders' equity   $ 1,891,687    $   290,224    $   409,931             $ 2,591,842
                                                 ===========    ===========    ===========             ===========




         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE FISCAL YEAR ENDED JUNE 30, 2001
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                    HISTORICAL                       PROFORMA
                                                            --------------------------       -----------------------------
                                                                ACS            IMS           ADJUSTMENTS        COMBINED
                                                            -----------    -----------       -----------       -----------

Revenues                                                    $ 2,063,559    $   620,832       $        --       $ 2,684,391
Operating expenses:
     Wages and benefits                                         904,684        224,642                --         1,129,326
     Services and supplies                                      598,797        253,114(k)             --           851,911
     Rent, lease and maintenance                                223,679         43,634                --           267,313
     Depreciation and amortization                               93,617         39,361           (20,544)(g)       112,434
     Other operating expenses                                    19,056          3,559                --            22,615
                                                            -----------    -----------       -----------       -----------
         Total operating expenses                             1,839,833        564,310           (20,544)        2,383,599

Operating income                                                223,726         56,522            20,544           300,792
Interest expense                                                 23,742            135            29,800(h)         53,677
Other non-operating income                                      (21,076)          (560)            9,160(i)        (12,476)
                                                            -----------    -----------       -----------       -----------
     Pretax profit                                              221,060         56,947           (18,416)          259,591
Income tax expense                                               86,768          2,624            11,849(j)        101,241
                                                            -----------    -----------       -----------       -----------

     Net income                                             $   134,292    $    54,323       $   (30,265)      $   158,350
                                                            ===========    ===========       ===========       ===========

Earnings per common share:
     Basic                                                  $      2.69                                        $      3.17
                                                            ===========                                        ===========
     Diluted                                                $      2.46                                        $      2.87
                                                            ===========                                        ===========
Shares used in computing earnings per common share:
     Basic                                                       49,879                                             49,879
     Diluted                                                     58,228                                             58,228


         The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

         NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

On August 24, 2001, Affiliated Computer Services, Inc. ("ACS") acquired Lockheed Martin IMS Corporation ("IMS"). Under the terms of the agreement, ACS paid $825 million at closing. In addition, we accrued related transaction costs of approximately $12 million. The cash purchase price of $825 million was funded from a combination of a new $550 million 18-month interim facility from Bear, Stearns & Co. Inc. and Wells Fargo, N.A., $229 million from available cash and $46 million from ACS' existing credit facility. In connection with the foregoing, ACS amended the Credit Facility in order to adjust certain covenants to permit the IMS Acquisition ("Amendment").

IMS partners with more than 230 state and local government agencies in 45 U.S. states, the District of Columbia, Canada, Australia, and Europe. IMS specializes in child support enforcement, welfare and workforce services, child care management, electronic toll collection, and other intelligent transportation services involving the trucking industry, photo enforcement of red-light and speeding violations, parking management, and information technology outsourcing. On behalf of its clients, IMS annually collects more than $7 billion in child support payments, $1.2 billion in toll revenues and $450 million in violation revenues.

The unaudited pro forma combined balance sheet presents the combined financial position of ACS and IMS as of June 30, 2001 assuming the acquisition had occurred as of that date. Such pro forma information is based upon ACS' audited consolidated balance sheet as of June 30, 2001 and IMS' unaudited balance sheet as of June 30, 2001. The unaudited pro forma combined statements of income are presented for the year ended June 30, 2001 assuming the acquisition occurred on July 1, 2000. The unaudited pro forma combined statement of income for the year ended June 30, 2001 combines ACS' audited statement of income for the year ended June 30, 2001 and the IMS' consolidated results of operations for the twelve months ended June 30, 2001. IMS' unaudited consolidated results of operations for the twelve months ended June 30, 2001 were obtained by adding the unaudited six months ended June 30, 2001 to the audited twelve months ended December 31, 2000 and deducting the unaudited six months ended June 30, 2000.

The unaudited pro forma balance sheet and combined statement of income reflect preliminary purchase price allocation of IMS and is subject to change, pending finalization of the third party valuation of the assets acquired. Certain reclassifications were made to conform IMS' historical statements to ACS' historical financial statements.

NOTE 2. ACCOUNTING POLICIES

The IMS Acquisition by ACS was completed on August 24, 2001. As such, the unaudited pro forma combined financial statements reflect the application of Statement of Financial Accounting Standards ("SFAS") No.141 "Business Combinations" to this transaction. The provisions of SFAS No. 141 are applicable for all business combinations consummated after June 30, 2001. ACS adopted SFAS No. 142 "Goodwill and Other Intangible Assets" effective July 1, 2001. In accordance with SFAS No. 142, no amortization of goodwill or indefinite lived intangible assets arising from the IMS acquisition has been reflected in the unaudited pro forma combined statement of income. Assuming the transaction occurred as of June 30, 2001, a summary of the net assets acquired is as follows (in thousands):


      Current assets, net                           $   27,258
      Other long-term assets                             3,415
      Fixed assets                                      38,000
      Software                                          42,000
      Customer contracts                                96,000
      Goodwill                                         630,327
                                                    ----------

      Total purchase price, including
                    related transaction costs       $  837,000
                                                    ----------

NOTE 3.  DEBT ISSUANCE

On August 24, 2001, ACS borrowed $550 million under an 18-month interim facility led by Bear, Stearns & Co. Inc. and Wells Fargo, N.A. ("Interim Facility"), which bears interest at LIBOR plus 1.43%, or 5.0% as of the date of this report. In addition, ACS borrowed $46 million under its existing $450 million revolving credit facility ("Credit Facility"), which also bears interest at LIBOR plus 1.43%, or 5.0% as of the date of this report. The remainder of the purchase price was funded from available cash.

NOTE 4.  PRO FORMA ADJUSTMENTS

The pro forma combined balance sheet has been prepared to reflect the acquisition of IMS by ACS for an aggregate cash purchase price of $825 million plus transaction costs. Pro forma adjustments are made to the balance sheet to reflect:

(a) Payment of the cash purchase price of $825 million. The cash purchase price was funded from the $550 million of borrowings under the Interim Facility described in Note 3 above, available cash of $229 million and borrowings of $46 million under the Credit Facility, as amended by the Amendment.

(b) An adjustment to increase the net assets of IMS by $8 million in accordance with the anticipated working capital adjustment set forth in the purchase agreement.

(c) The preliminary allocation of the purchase price to the estimated fair value of the net assets at the acquisition date based on a preliminary third party valuation (see Note 2) primarily consisting of a write down of fixed assets from $57 million to $38 million, a write up of software from $41 million to $42 million, a $3 million write off of a long-term investment, and the recognition of $726 million in intangible assets comprised of $630 million in goodwill and $96 million in amortizable customer contracts. Also, in order to conform IMS' accounting policies to those of ACS and to record assumed liabilities from the IMS Acquisition, accruals for approximately $15 million were made.

(d) Elimination of assets, including $12 million in cash and $36 million in long-term assets held for sale, and $226 million of intercompany debt retained by the parent company of IMS (Lockheed Martin).

(e) Transaction costs (i.e. legal, investment banking and filing fees) associated with the IMS Acquisition, which are estimated to be $12 million.

(f)      Elimination of net equity of IMS.

Pro forma adjustments are made to the statement of income to reflect:

(g) A net decrease in depreciation and amortization expense resulting from the $19 million write down of fixed assets, the $1 million write up of software, a change in fixed asset and software useful lives and the $96 million purchase price allocation to intangible assets related to IMS' customer contracts. The estimated weighted average life of this intangible asset is approximately 13 years.

(h) An increase in interest expense related to the borrowings under the Interim Facility and Credit Facility assuming that the debt was issued as of July 1, 2000. Borrowings under the Interim Facility in the amount of $550 million bear interest at LIBOR plus 1.43%, 5.0% as of the date of this report. Borrowings under the Credit Facility in the amount of $46 million also bear interest at LIBOR plus 1.43%, 5.0% as of the date of this report. As a result of funding the purchase price with variable rate debt, a 1/8% variance in interest rates would have an approximate $0.5 million impact on net income.

(i) Reduction in interest income related to the use of $229 million of available cash to fund the acquisition. Currently, available cash earns interest at approximately 4.0%.

(j) Adjustment to income taxes on a combined basis to reflect the estimated ACS' effective tax rate of approximately 39%.

(k) Includes approximately $14 million of overhead allocation from the parent of IMS.

The pro forma combined financial statements do not include integration costs, or other transactions or events that the combined entity may undertake or experience as a result of the acquisition. As such, any restructuring charges, anticipated increases in revenues, or cost savings, are not presented in the pro forma combined financial statements.